Exhibit 99.1

FOR IMMEDIATE RELEASE:     November 15, 2007

KEY TECHNOLOGY ANNOUNCES RECORD FISCAL 2007 RESULTS

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the year ended September 30, 2007.

Net sales for fiscal 2007 were $107.5 million, a 26.8% increase over the $84.8 million reported for fiscal 2006.  The Company reported record net earnings for the year of $7.4 million, or $1.37 per diluted share, compared with a net loss of $793,000, or $0.15 per diluted share, for fiscal 2006.

David Camp, President and Chief Executive Officer, commented, “Key Technology had its most profitable year in the Company’s history.   We are encouraged by the results of both the Aftermarket initiative, which contributed positively to earnings in 2007, and our Symetix business, which ended 2007 with orders exceeding our expectations.  Our European business at Key Technology BV suffered through a poor potato harvest in the early part of 2007, which negatively affected profits; however, this business exited 2007 with strong shipments and backlog, due to strong order growth in the second half of the fiscal year.  Though our Symetix, China, and Latin America strategic initiatives reduced 2007 earnings, we remain excited about the potential contributions from these investments in 2008 and beyond.”

Key Technology also announced results for its 2007 fourth quarter.  Net sales for the three-month period ended September 30, 2007 was an all-time quarterly record at $31.7 million and 31.3% greater than the $24.2 million reported for the same quarter last year.  Net earnings for the fourth quarter were $2.3 million or $0.42 per diluted share, compared with a net loss of $581,000 or $0.11 per diluted share, in the same period a year ago.

For the twelve-month period, gross profit was $41.4 million compared to $31.8 million for the same period of fiscal 2006, or 38.5% and 37.5% as a percentage of net sales, respectively.  Gross profit for the fourth quarter of fiscal 2007 was $11.9 million compared to $9.1 million in the corresponding period last year.  As a percentage of net sales, gross profit was 37.5% compared to 37.6% in the fourth quarter of fiscal 2006.

Operating expenses for the year ended September 30, 2007 were $32.8 million, or 30.5% of net sales, compared to $31.7 million, or 37.4% of net sales, for fiscal 2006.  Operating expenses for the quarter ended September 30, 2007 were $9.0 million, or 28.5% of net sales, compared to $8.7 million, or 36.1% of net sales, in the same quarter last year.

Camp also commented, “We had a number of unplanned expense variances in 2007, including a large increase in the price for stainless steel and an estimated $500,000 required to meet Sarbanes-Oxley Section 404 compliance requirements.  Our operations team performed very well during the year to mitigate the increased cost of stainless steel.  We significantly increased our manufacturing capacity, and will continue to do so with sub-assembly out-sourcing, allowing Key to meet customer requirements and maintain our cost goals.  We also want to recognize the outstanding performance by our employees who contributed to the SOX 404 regulatory compliance effort, while simultaneously delivering a record year.”

Orders received for the fiscal year ended September 30, 2007 were a record $115.3 million compared to $90.5 million in fiscal year 2006.  New orders received during the fiscal 2007 fourth quarter were $26.0 million, compared to $22.3 million in the same period last year.  At the close of the September 2007 quarter, the Company’s backlog was a fourth-quarter record of $30.9 million compared to $22.8 million at the close of the corresponding period one year ago, an increase of 35.9%.

Camp further commented, “We are entering 2008 with the largest beginning-of-year backlog in Key history, and expect that we will have record first quarter shipments.  We also expect that our operating expenses will increase in the first quarter over those incurred during the fourth quarter of fiscal 2007 as we continue our commitment to product development initiatives that will offer new solutions to our customers.  We are pleased that our operating expenses to sales ratio for fiscal 2007 dropped 6.9% from fiscal 2006.  This decrease contributed significantly to our 8% operating earnings to sales performance for fiscal 2007.  Our analysis convinces us that we can make further improvements to operating earnings percentage in 2008 with programs that we are already pursuing.”

Conference Call
The Company's conference call review of the fourth quarter can be heard via live webcast at 1:30 p.m. Pacific Time on Thursday, November 15, 2007.   To access the call, go to http://www.key.net/investors/investor-events/default.html  at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	failure of the Company's new products to compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability of the Company to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations; and

•	the cost of compliance with the internal control requirements of Section 404 of the Sarbanes-Oxley Act is expected to materially affect future earnings.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2006, and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

Note:  News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Year Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006

Net sales	$107,540	$84,840	$31,747	$24,178
Gross profit	41,441	31,799	11,906	9,090
Operating expenses
Selling and marketing	17,191	14,784	4,617	4,143
Research and development	5,520	6,444	1,502	1,924
General and administrative	8,821	9,185	2,588	2,333
Amortization of intangibles	1,307	1,330	327	327
Total operating expenses	32,839	31,743	9,035	8,727
Earnings from operations	8,625	165	2,874	362
Earnings (loss) before income taxes	10,586	(815)	3,226	(517)
Net earnings (loss)	7,410	(793)	2,297	(581)
Net earnings (loss) per common share
- basic	$1.41	$(0.15)	$0.43	$(0.11)
- diluted	$1.37	$(0.15)	$0.42	$(0.11)
Weighted average common and common equivalent shares outstanding
- basic	5,265	5,205	5,319	5,219
- diluted	5,407	5,205	5,499	5,219

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	September 30,	September 30,
	2007	2006
	(in thousands)

Cash and cash equivalents	$27,880	$15,246
Trade accounts receivable net	14,020	10,381
Inventories	18,753	16,035
Total current assets	64,727	46,101
Property, plant and equipment, net	4,671	4,275
Goodwill and other intangibles, net	6,097	7,400
Total assets	75,497	57,938
Total current liabilities	23,781	16,044
Shareholders' equity	$50,393	$41,252

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CONTACT:	Key Technology, Inc., Walla Walla
David Camp, Chief Executive Officer – 509-529-2161